Exhibit 99.1

August 8, 2012

Dear Shareholder:

The second quarter of 2012 reflected continued growth and profitability for The National Bank of Indianapolis Corporation. We are pleased to report that total assets of your Corporation were $1.546 billion at June 30, 2012 compared to $1.441 billion a year ago – an increase of $105 million or 7%.

Also, in the second quarter of 2012, your Corporation earned $1,938,000 or $0.78 per fully diluted share compared to $1,038,000 or $0.43 per fully diluted share in the second quarter of 2011. Book value per share at June 30, 2012 equaled $40.41, compared to $36.59 at June 30, 2011.

Results for the second quarter of 2012 include a provision for loan losses of $296,000 compared to second quarter net charge-offs of $1,122,000. Loan charge-offs in the second quarter were primarily limited to a small number of real estate situations that were affected by the general decline in the economy. The reserve for loan losses now stands at $12,600,000 which we believe is prudent in light of continued weakness in the economy.

Our second quarter performance was positively impacted by our loan portfolio and our deposit base. Loans increased $24 million or 2.5% from June 30, 2011. While cautious, the Bank continues to make loans to creditworthy borrowers. Deposits showed growth of $103 million or 8.3% from June 30, 2011 despite strong competition.

Fee income was an important factor in our second quarter results. For the second quarter of 2012, the Bank generated fees in excess of $4,618,000, up 33% from the same period in 2011. Several categories of fees performed well. Residential mortgage banking income was very robust, increasing by more than $1,000,000 from a year ago, as clients rushed to take advantage of lower interest rates and attractive home prices. The Wealth Management Division also provided meaningful contributions to total fee income. At June 30, 2012, assets under administration in our Wealth Management Division totaled $1.438 billion and fees increased 3% over last year. Finally, interchange income registered 4% growth as the economic recovery produced somewhat higher levels of retail sales and commerce.

The global economic turmoil continues. The U.S. economy had a tepid growth rate of only 1.5% in the second quarter of this year, compared to 2% GDP growth last quarter and 4.1% in the fourth quarter. Meanwhile, the European debt crisis deepened as France, Germany, and the European Central Bank all pledged to support the euro by whatever means necessary. The sputtering world economy, combined with the prospect of U.S. tax increases and spending cuts, make recession a growing possibility. It remains a very challenging environment in which to operate a bank.

It is with a profound sense of regret that we announce the retirement of Andre Lacy from our Board of Directors. Andre has been a Director of the Bank and the Corporation since our inception in 1993. Over these past 20 years, the contributions that Andre has made to the success of the Bank are beyond description. From his key roles on the Audit Committee, ALCO/Investment Committee, Compensation Committee, and 401k Committee, to his wisdom during the dark and formidable global financial crisis, Andre has consistently exhibited a steady hand, a penchant for detail, and a commitment to the highest possible standards. We owe Andre a tremendous debt of gratitude for his service.

Elected to fill this Board seat at the annual shareholder’s meeting was Christie B. Kelly. Christie is Executive Vice President and Chief Financial Officer of Duke Realty Corporation. Christie brings 25 years of experience in financial management, mergers and acquisitions, information technology, and investment banking from her prior position as Senior Vice President of Global Real Estate at Lehman Brothers, preceded by a long and distinguished career at GE Capital / GE Real Estate. We look forward to Christie’s broad experience and wise counsel.

In summary, we believe that The National Bank of Indianapolis Corporation is well-positioned to meet the many challenges of 2012. As always, we appreciate the numerous referrals of our shareholders and the dedication of our employees.

Sincerely,

Michael S. Maurer	Morris L. Maurer	Mark E. Bruin
Chairman	President and Chief Executive Officer	Executive Vice President and Chief Banking Officer

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.nbofi.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

SECOND QUARTER 2012 HIGHLIGHTS

Selected Balance Sheet Information

	June 30, 2012	June 30, 2011	Dec. 31, 2011
(in thousands)	(unaudited)	(unaudited)	(audited)
Total Assets	$1,546,111	$1,441,307	$1,459,596
Loans	958,912	935,343	953,612
Reserve for Loan Losses	(12,614)	(16,167)	(14,242)
Investment Securities	280,675	271,133	254,283
Total Deposits	1,339,544	1,236,380	1,242,819
Shareholders’ Equity	94,167	84,502	90,119

Selected Income Statement Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
(in thousands)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Interest Income	$10,509	$10,162	$20,875	$20,099
Provision for Loan Losses	296	989	1,204	2,678
Non-Interest Income	4,618	3,466	8,720	6,740
Non-Interest Expense	12,286	11,459	23,579	20,902
Pretax Income	2,545	1,180	4,812	3,259
Net Income	1,938	1,038	3,679	2,655

Selected Per Share Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Basic Earnings per share	$0.83	$0.45	$1.58	$1.15
Diluted Earnings per share	$0.78	$0.43	$1.48	$1.09
Book Value per Share	$40.41	$36.59	$40.41	$36.59